EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  May 10, 2010

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. INCREASES QUARTERLY DIVIDEND BY 56%

St. Louis, MO, May 10, 2010 – CPI Corp. (NYSE: CPY) today announced that its Board of Directors declared a second quarter cash dividend of 25 cents per share, an increase of 56% from the Company’s regular quarterly dividend of 16 cents per share since June 3, 2003.  The dividend will be paid on May 28, 2010 to shareholders of record as of May 21, 2010.  As of May 7, 2010, CPI had 7,314,082 common shares outstanding.

Commenting on the dividend, David Meyer, Chairman of the Board said: “We are pleased to announce a significant increase in our regular dividend in recognition of the Company’s substantially enhanced earning power and cash flow.  As part of our broader program to create shareholder value, we will closely monitor tax law changes as they relate to dividends and ensure our dividend policy remains an effective and efficient means of delivering value to shareholders.”

About CPI Corp.

For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories. Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in North America, principally in Sears and Walmart stores. CPI's conversion to a fully digital format allows its studios to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. The Company identifies forward-looking statements by using words such as "preliminary," "plan," "expect," "looking ahead," "anticipate," "estimate," "believe," "should," "intend" and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as the Company's outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to: the Company's dependence on Sears, Walmart and Toys "R" Us, the approval of the Company's business practices and operations by Sears, Walmart and Toys "R" Us, the termination, breach, limitation or increase of the Company's expenses by Sears and Toys "R" Us under the license agreements, or Walmart under the lease and license agreements, customer demand for the Company's products and services, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, compliance with debt covenants, high level of indebtedness, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to pension plan and impact of foreign currency translation. The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.